EXHIBIT 3.24(a)

CERTIFICATE OF LIMITED PARTNERSHIP

OF

Lyondell LP3 Partners, LP

This Certificate of Limited Partnership of Lyondell LP3 Partners, LP (the “Partnership”) is being executed and filed by the undersigned, the general partner of Lyondell LP3 Partners, LP, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

1. The name of the limited partnership is Lyondell LP3 Partners, LP.

2. The address of the registered office of the Partnership in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The name and business address of the general partner is:

Lyondell LP3 GP, LLC

Two Greenville Crossing

4001 Kennett Pike, Suite 238

Greenville, Delaware 19807

IN WITNESS WHEREOF, each of the undersigned has hereunto set its hand this 26th day of December, 2002.

Lyondell LP3 GP, LLC

By:	Lyondell Chemical Company,
its sole member

By:	/s/ Allen C. Holmes
Allen C. Holmes
Vice President, Tax and Real Estate